                                                                 EXHIBIT 99.1


                          LEUCADIA NATIONAL CORPORATION
                               315 PARK AVE. SOUTH
                            NEW YORK, NEW YORK 10010
                                  212-460-1900

     Press Release

     FOR IMMEDIATE RELEASE
     ---------------------
     January 14, 1997

     Contact:  Ruth Klindtworth
               (212) 460-1900


               LEUCADIA NATIONAL CORPORATION ANNOUNCES COMMITMENT
               ---------------------------------------------------
                              FOR PRIVATE PLACEMENT
                              ----------------------
                      OF TRUST ISSUED PREFERRED SECURITIES
                      -------------------------------------


     New York, New York, January 14, 1997 -- Leucadia National Corporation (LUK - NYSE and PSE) announced today that it has entered into a purchase agreement for the private placement in reliance on Rule 144A of $150 million aggregate liquidation amount of trust issued preferred securities of its subsidiary, Leucadia Capital Trust I. The Capital Securities will bear interest at a rate of 8.65%, will have a maturity date of January 15, 2027 and will represent undivided beneficial interests in the Trust's assets, which will consist solely of 8.65% Junior Subordinated Deferrable Interest Debentures due 2027 of Leucadia. The securities of the trust and the junior subordinated debt of Leucadia initially will be offered in a private placement under Rule 144A, will not be registered under the United States Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. It is anticipated that closing of the private placement will occur on Tuesday, January 21, 1997. Net proceeds of the sale will be used for general corporate purposes, which may include possible acquisitions and investment opportunities.

     While Leucadia continuously investigates possible investment opportunities, it does not normally comment on opportunities under consideration. However, because of this private placement and erroneous information which appeared yesterday in the Israeli press, Leucadia confirms that it is exploring an investment in a vehicle headed by Jeffrey C. Keil, which is negotiating to acquire a substantial equity position in Bank Hapoalim from the Israeli government. However, Leucadia has not made any such investment and currently does not have any understandings, commitments or agreements with respect to such investment. Any investment in such an entity would be subject to negotiation of terms acceptable to Leucadia, the satisfactory completion of a due diligence investigation, regulatory approvals and receipt of satisfactory financing of such entity, if required.

     Leucadia does not undertake to update the status of any negotiations concerning this possible investment.

     This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be an offer or sale of the securities in the proposed offering in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.






     NYFS04...:\30\76830\0146\570\RID1137T.06D